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                                                                    Exhibit 23.3


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of ASI Solutions, Inc. that is referred to and made a part of the Prospectus and Registration Statement (Form S-4) of Aon Corporation for the registration of 3,852,184 shares of its common stock and to the incorporation by reference therein of our reports dated February 8, 2001, with respect to the consolidated financial statements of Aon Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2000, and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.


                                                          ERNST & YOUNG LLP

                                                          /s/ Ernst & Young LLP

Chicago, Illinois
March 21, 2001